Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 18, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the impacts of the change in reportable segments discussed in Note 17, as to which the date is July 28, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Tyson Foods, Inc.’s Current Report on Form 8-K dated July 28, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Fayetteville, Arkansas

July 28, 2014